Filed Pursuant to Rule 424(b)(5)
Registration No. 333-165814

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities became effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT	SUBJECT TO COMPLETION	DATED MARCH 18, 2013
(To the Prospectus dated April 14, 2010)

             Shares of Common Stock
Warrants to Purchase          Shares of Common Stock

PolyMedix, Inc. is offering           shares of common stock and warrants to purchase up to an aggregate of     shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. The warrants will have a per share exercise price of $    . Each warrant is exercisable immediately for one share of common stock and will expire five years from the date of issuance.

In connection with this offering and our March 15, 2013 reverse stock split described in this prospectus supplement, we have applied to list our common stock and warrants on the NASDAQ Capital Market under the symbols “PYMX” and “PYMXW,” respectively. Shares of common stock and warrants offered hereby are on a post-reverse split basis. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “PYMX.” On March 15, 2013, the last reported sale price of our common stock on the OTC Bulletin Board was $0.11 per share, or as adjusted for our reverse stock split effected on that date, $5.50 per share.

Our business and an investment in our securities involve significant risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant	Total
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Proceeds, before expenses, to us	$	$	$
(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page S-29 of this prospectus supplement for a description of the compensation payable to the underwriters.

The underwriters may also purchase up to an additional           shares of common stock and up to      warrants from us at the respective public offering price, less the underwriting discount, within 45 days from the date of this prospectus supplement to cover over-allotments, if any.

The underwriters expect to deliver the shares and warrants against payment therefor on or about             , 2013.

      Sole Book-Running Manager
Aegis Capital Corp

                                          Co-Manager
Fordham Financial Management, Inc.

Co-Manager
Emerging Growth Equities, Ltd.

           , 2013

"We are committed to advancing the treatment of infectious diseases and innate immune disorders utilizing our proprietary drug discovery platform to develop small-molecule drug candidates that mimic the activity of host defense proteins"

Product Pipeline

Product	Indication	Pre-Clinical	Phase 1	Phase 2	Phase 3
Infectious Disease					
BRILACIDIN (intravenous)	Skin infections (ABSSSI)				
	Blood stream infections*				
	Respiratory infections*				
	Bone and joint infections*				
PMX-1502	Fungal infections				
PMX-tricyclics	Gram-negative infections				
Innate Immune Disorders					
BRILACIDIN (oral topical)	Oral Mucositis				

*Some data for this indication expected to be leveraged from ABSSSI indication

Human clinical studies are planned for 2013

Killing Bacteria the Same Way as Our Own Innate Immune System

Biochemical Approach
Beta-lactams
Glycopeptides
Cell wall synthesis
Lipopeptides
Cell membrane depolarization
Aminoglycosides
Macrolides
Tetracyclines
Ribosomes
Fluoroquinolones
Sulfonamides
DNA

Biophysical Approach

Host defense proteins & brilacidin

Target and directly disrupt microbial membranes

- Imitates human innate immunity
- Rapidly bactericidal
- Evolutionarily conserved – *resistance has not evolved despite millions of years of evolution*
- *Evidence of anti-biofilm and anti-inflammatory implications*

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of shares of our common stock and warrants and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined together with all documents incorporated by reference. To the extent there is a conflict between the information contained in this prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement or such free writing prospectus, as the case may be, provided that, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related “free writing prospectus” required to be filed with the Securities and Exchange Commission, or SEC. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not making an offer to sell the shares of our common stock and warrants in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such “free writing prospectus” and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find More Information” below, in the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference, include trademarks, service marks and trade names owned by us (including but not limited to our logo) or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

Unless the context otherwise requires, in this prospectus supplement, “PolyMedix,” the “Company,” “we,” “us,” “our” and similar names refer to PolyMedix, Inc. and its wholly owned subsidiary PolyMedix Pharmaceuticals, Inc.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. All statements other than statements of historical facts contained herein, including statements regarding our financial condition, operations, plans, objectives, goals, business strategies, future events, capital expenditures, future results, our competitive strengths, and the trends in our industry are forward-looking statements. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

Forward-looking statements reflect only our current expectations. In any forward-looking statement, where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith as of the date of such statement and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will be achieved or accomplished. Our actual results, performance or achievements could differ materially from those expressed in or inferred from the forward-looking statements due to a number of uncertainties, many of which are unforeseen, including:

•	our need for, and the availability of, substantial capital in the future to fund our operations and planned clinical trials;
•	conditions in the capital markets and the biopharmaceutical industry, particularly with respect to raising capital or entering into strategic arrangements;
•	results of our preclinical and clinical trials, including regulatory approvals necessary for advancement and continuation of our development programs;
•	our ability to attract patients to participate in and third party providers to administer our clinical studies;
•	changes to the regulations or guidance to which we and our product candidates are subject, both in the United States and internationally;
•	the timing of our product development and evaluation;
•	the timing and magnitude of expenditures we may incur in connection with our research and development activities;
•	the outcome of pending or future legal proceedings, claims, lawsuits or investigations;
•	our reliance on third party manufacturers and suppliers to produce our compounds in the quantities and quality needed for our clinical trials;
•	the size of the market opportunity for our product candidates;
•	the ability of our product candidates to successfully compete against existing and new products made by our competitors;
•	our ability to attract and retain management and other key employees;
•	the success, timing and financial consequences of our formation of new business relationships and alliance; and
•	the timing and volume of sales of products for which we may obtain marketing approval.

S-iii

You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein, and the registration statement of which this prospectus supplement and the accompanying prospectus form a part and the exhibits filed with, or incorporated by reference in, such registration statement, completely and with the understanding that our actual future results may be materially different from what we expect. In addition, you should refer to the “Risk Factors” section beginning on page S-6 of this prospectus supplement and the risks set forth under “Item 1A. Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which is incorporated by reference in this prospectus. Because of these factors or others, the forward-looking statements in any of the foregoing documents may not prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. Accordingly, you should not place undue reliance on these forward-looking statements.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement or the accompanying prospectus, as the case may be. All subsequent written and oral forward looking statements attributable to us or the persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We undertake no obligation to update any forward looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation. We qualify all of the information presented in this prospectus supplement and the accompanying prospectus, and particularly our forward-looking statements, by these cautionary statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in our securities. You should carefully read this entire prospectus supplement and the entire accompanying prospectus, including the “Risk Factors” section beginning on page S-6 of this prospectus supplement and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

About PolyMedix, Inc.

Overview

We are a clinical stage biotechnology company that is developing small-molecule drugs designed to mimic the activity of host defense proteins (HDPs) for the treatment of infectious diseases and innate immune disorders. Our ongoing research and development efforts are focused on the following:

Our drug discovery platform is centered on the development of small-molecule drug candidates, which are designed to mimic the activity of HDPs. HDPs are an important component of the human innate immune system that protect the human body from infection (bacteria, fungi and parasitic) and have demonstrated evidence of exerting additional anti-inflammatory and immunomodulatory activities. Imbalances in the expression of HDPs have been implicated in playing an important role in infectious disease and certain other inflammatory and autoimmune conditions.

Brilacidin

To date, most of our research and development has focused on bacterial infection and our lead HDP-mimic, brilacidin. Like HDPs, brilacidin kills bacteria by disrupting the structural integrity of bacterial cell membranes; a mechanism which significantly reduces the likelihood for resistance development and distinguishes brilacidin from other available antibioitics. We believe that brilacidin’s product profile may offer potential clinical advantages over current therapies in a variety of antimicrobial indications, including: acute bacterial skin and skin structure infections (ABSSSI or skin), endocarditis (heart), bacteremia (blood), respiratory (lung), osteomyelitis (bone), prosthetic joint infections, and others. We selected ABSSSI as brilacidin’s debut clinical indication because this indication both represents a significant market in itself and serves as a gateway to various other anti-bacterial infection indications. Importantly, regulatory guidance is available that maps out an efficient path to approval, making ABSSSI the best characterized clinical path to market and to build a safety data base, which can be leveraged in other anti-bacterial indications.

Bacterial drug resistance to marketed antibiotics is one of the most serious global healthcare problems. On World Health Day on April 6, 2011, Dr. Margaret Chan, Director General of the World Health Organization declared that, “In the absence of urgent corrective and protective actions, the world is heading towards a post-antibiotic era, in which many common infections will no longer have a cure and, once again, kill unabated.” It is estimated that between five and ten percent of all hospital patients develop an infection and about 90,000 of these patients die each year as a result of their infection. According to the website of the Infectious Disease Society of America (IDSA), antibiotic resistance in the United States costs an estimated $21 – 34 billion a year and more than 8 million additional hospital days. A recent study supported by the U.S. Department of Health and Human Services and the Centers for Disease Control and Prevention estimated that invasive methicillin-resistant Staphylococcus aureus (MRSA) infects more than 94,000 people and kills nearly 19,000 people annually in the United States. When resistance is present, current treatment options may include the use of one or more alternative antibiotics. According to IMS Health, the total United States sales of the five antibiotics labeled for MRSA doubled from 2005 to 2009 to $1.5 billion.

Last year we completed and announced positive results from a Phase 2 proof-of-concept clinical study evaluating brilacidin’s safety and efficacy as intravenous treatment for ABSSSI caused by Staphylococcus aureus, including MRSA. Based on clinical experience and pharmacokinetic and pharmacodynamic analysis from our completed studies, we have selected dosing regimens that we plan to evaluate in a Phase 2B dose-optimization clinical study, planned to be initiated in the United States this year. This Phase 2B study will evaluate lower doses and shorter courses (1 to 3 days) of brilacidin therapy aimed at maintaining clinical efficacy while improving the incidence and severity of side-effects. We believe brilacidin has the potential for a safe, effective and convenient dosing regimen and resistance profile that will compare favorably with alternative treatment options, delivering therapeutic and pharmacoeconomic advantages that will benefit patients, public health, healthcare providers and payors.

Initial preclinical studies have indicated that immune modulatory activities are evident with brilacidin and other HDP-mimics. We believe that brilacidin’s product profile may offer potential clinical advantages to current therapy in a variety of indications associated with malfunction of the innate immune system, which involves maintenance of the body’s protective barriers, such as skin and mucous membranes. Based on preclinical efficacy and safety results, and consideration of commercial, clinical and regulatory factors, we selected radiation and chemotherapy-induced cancer oral mucositis as brilacidin’s first innate immunity-related clinical indication. Oral mucositis is a condition afflicts approximately 450,000 patients each year in the United States. In addition to increasing patient risk and discomfort, oral mucositis is also associated with increased treatment costs of up to $25,000 per patient. Despite these numbers, there are no effective pharmacological preventative or therapeutic options for this condition and treatment today is mostly focused on pain management. Ulcerative oral mucositis is extremely painful, negatively impacts the outcome of cancer treatment, and is costly due to increased risk of infection, the need of parenteral nutrition or feeding tubes, and frequent hospitalization.

In animal models, brilacidin was shown to be highly effective in the prevention of ulceration, an effect that is consistent with the proposed role of HDPs in the protection of mucosal barriers. In preclinical models, an oral rinse containing brilacidin was shown to reduce the occurrence of severe ulcerative oral mucositis by greater than 90% compared to placebo. Additional preclinical experiments need to be performed to further elucidate the specific mechanism(s) for the anti-inflammatory activity shown with brilacidin and other HDP-mimetics, and we have not yet conducted any experiments to determine whether our HDP-mimics have similar immunomodulatory properites as the HDPs themselves. We plan to commence a proof-of-concept clinical study evaluating an oral topical formulation of brilacidin in cancer patients in the United States later this year. We believe there is a significant unmet medical need and pharmacoeconomic rationale for evaluating brilacidin as a prophylactic and therapeutic drug to treat cancer patients with radiation and chemotherapy-induced oral mucositis.

Recent Developments

Preliminary Unaudited Financial Results

As disclosed in our Current Report on Form 8-K filed on March 6, 2013, we will report a decrease in our net loss for the three and twelve months ended December 31, 2012, as compared to the corresponding periods of 2011. For the three and twelve months ended December 31, 2012, our net loss decreased to $3.0 million and $15.4 million, respectively, from the $6.9 million and $19.9 million net loss incurred in the corresponding periods of 2011. On a post-reverse split basis, net loss per share on a basic and diluted basis decreased to ($1.36) and ($7.20) for the three and twelve months ended December 31, 2012, compared to ($3.27) and ($10.05) for the corresponding periods of 2011.

As of December 31, 2012, we had cash, cash equivalents and short-term investments totaling $2.4 million, total current assets of $2.9 million, total assets of $4.6 million, current liabilities of $5.6 million, total liabilities of $11.3 million, and total stockholders’ equity of $(6.7) million. Subsequent to the issuance of the December 31, 2011 consolidated financial statements and as disclosed in the Company’s interim condensed consolidated financial statements for the quarter ended September 30, 2012, circumstances arose that raised substantial doubt about the Company’s ability to continue as a going concern. The December 31, 2011 consolidated financial statements and our independent registered public accounting firm’s report thereon have not been updated to disclose this subsequent event. Based on our current operating plans, the estimated net proceeds from this offering, together with existing cash, cash equivalents and investments, are expected to be sufficient to fund our operations for at least the next 12 months.

Special Meeting of Stockholders and Reverse Stock Split

A Special Meeting of Stockholders occurred on March 15, 2013 at which our stockholders approved an amendment to our certificate of incorporation to effect a reverse stock split, by a ratio of not less than ten-for-one and not more than fifty-for-one at any time prior to December 31, 2013, with the exact ratio to be set within this range by our board of directors in its sole discretion; and conditioned upon stockholder approval and implementation of the reverse stock split, an amendment to our certificate of incorporation to reduce the number of our authorized shares of common stock from 250,000,000 to 25,000,000. Following the meeting, our board of directors set the reverse stock split ratio at fifty-for-one. Effective March 15, 2013, we filed the amendment to our certificate of incorporation to effect the proposals approved at the meeting at the fifty-for-one ratio.

The board’s primary reasons for approving and recommending the reverse stock split were to make additional shares of common stock available for issuance and, specifically with respect to the reverse split ratio, to increase the per share price of our common stock to the meet the listing requirements of The NASDAQ Capital Market. The reverse stock split should enable us to complete this offering at a higher per-share price and to a greater universe of investors. The reverse stock split, in connection with this offering, should allow us to meet the listing standards of the NASDAQ Capital Market. Upon consummation of the this offering, and pending NASDAQ approval, we expect our shares and warrants to list on the NASDAQ Capital Market under the symbols “PYMX” and “PYMXW,” respectively.

Corporate Information

We trace our roots to the incorporation of our subsidiary, PolyMedix Pharmaceuticals, Inc., in August 2002 as “PolyMedix, Inc.” That corporation commenced operations as a biotechnology company focused on treating infectious diseases, and continues those operations to this day.

Our public holding company, PolyMedix, Inc., is a Delaware corporation, incorporated in March 2005 and formerly known as BTHC II Acquisition Corp. Our principal executive offices are located at 170 N. Radnor-Chester Road, Suite 300, Radnor, Pennsylvania 19087. Our telephone number is (484) 598-2400 and our website address is www.polymedix.com. Information included or referred to on our website is not a part of this prospectus.

The Offering

Issuer:
PolyMedix, Inc.
Securities offered by us pursuant to this prospectus supplement:
shares of common stock and warrants to purchase up to an aggregate of shares of common stock.
Over-allotment option:
shares of common stock and warrants to purchase up to an aggregate of shares of common stock.
Common stock to be outstanding after this offering:
shares ( if the warrants are exercised in full) and shares if the underwriters exercise in full their option to purchase additional shares of common stock ( if the over-allotment warrants are exercised in full).
Description of Warrants
Each warrant is exercisable immediately for one share of common stock and will expire five years from the date of issuance. The initial exercise price per share of common stock purchasable upon exercise of the warrants is $ per share. See “Description of Common Stock and Warrants — Warrants.”
Reverse Stock Split:
On March 15, 2013, we filed an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware to effect a fifty-for-one reverse stock split.
Reduction in Authorized Shares:
In connection with the reverse stock split, we also amended our certificate of incorporation to reduce our total authorized shares of common stock from 250,000,000 to 25,000,000.
Use of proceeds:
We currently intend to use the net proceeds from this offering to conduct additional clinical trials for brilacidin and for general corporate purposes.
Risk Factors:
See “Risk Factors” on page S-6 of this prospectus supplement and “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, as the same may be updated from time to time by filings under the Exchange Act that we incorporate by reference herein and in the accompanying prospectus, for a discussion of or reference to important factors you should consider carefully in deciding whether to invest in our securities.
Market for the common stock and warrants:
In connection with this offering and our reverse stock split described in this prospectus supplement, we have applied to list our common stock and warrants on the NASDAQ Capital Market under the symbols “PYMX” and “PYMXW,” respectively. Our common stock currently trades on the OTC Bulletin Board under the symbol “PYMX” and, for a period following the reverse stock split will trade under the symbol “PYMXD.”

The number of shares of our common stock to be outstanding after this offering is based on 2,135,828 shares of common stock outstanding as of March 15, 2013, after giving effect to an assumed fifty-for-one reverse stock split. Unless specifically stated otherwise, the information in this prospectus supplement reflects the reverse stock split and excludes, on a post-reverse split basis:

•	565,888 shares of common stock reserved for issuance under the Series A and Series B Warrants, including placement agent warrants, at an exercise price of $50.00;

•	128,340 shares of common stock reserved for issuance under the Series C Warrants, including placement agent warrants, at an exercise price of $62.50;
•	241,375 shares of common stock reserved for issuance under the Series D Warrants at an exercise price of $40.00. The exercise price of the Series D warrants will reset to the offering price upon closing of the Offering;
•	12,552 shares of common stock reserved for issuance under the warrant issued to Hercules Technology II, L.P. at an exercise price of $58.00;
•	3,226 shares of common stock reserved for issuance under the warrant issued to MidCap Financial SBIC, LP (MidCap) at an exercise price of $62.00 per share;
•	370,431 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $57.50 per share; and
•	881,284 shares of common stock reserved for future issuance under our equity compensation plans.

Unless otherwise specifically stated, information throughout this prospectus supplement assumes no exercise of outstanding options or warrants to purchase shares of our common stock, no exercise by the underwriters of their option to purchase additional shares of our common stock or additional warrants, and no exercise of the warrants offered in this offering.

RISK FACTORS

An investment in our securities involves risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below as well as the risk factors beginning on page 18 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and any subsequently filed periodic reports which are incorporated by reference in this prospectus before deciding whether an investment in our securities is suitable for you. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to this Offering and Our Common Stock

If our stock price declines further, our ability to raise further working capital and our ability to continue operations could be adversely impacted.

The market price of our common stock has declined substantially in the past. An additional decline in the price of our common stock following this offering could result in a reduction in the liquidity of our common stock, the delisting of our common stock from NASDAQ and a reduction in our ability to raise capital. Because a significant portion of our operations has been and will continue to be financed through the sale of equity securities, if the market price of our common stock declines significantly, it could be especially detrimental to our liquidity and our operations. Current market prices or declines may have a significant negative effect on our ability to raise additional capital and on our business plans and operations, including our ability to develop our product candidates, attract desirable personnel and continue our operations.

The reverse stock split was intended to increase the per share price of our common stock to the meet the initial listing requirements for the NASDAQ Capital Market in order to obtain listing and make our common stock more attractive to a broader range of investors. There can be no assurance that the reverse stock split will result in the intended benefits described above. Additionally, we cannot assure you that the liquidity or market price of our common stock will not decrease in the future. The total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

The market price for our common stock may also be affected by our ability to meet or exceed expectations of analysts or investors. Any failure to meet these expectations, even if minor, may negatively affect the market price of our common stock.

The value of our common stock following the reverse stock split may be less than, or fail to maintain, the market value of the common stock before the split multiplied by the split ratio.

Notwithstanding the March 15, 2013 completion of the reverse stock split, the per share market price of our common stock may not increase as much as planned, and the post-split market price of our common stock may be less than, or fail to maintain, the pre-split price multiplied by the split ratio. In addition, the reduction in the shares available in the public float may impair the liquidity in the market for our common stock which may reduce the value of our common stock. Further, despite our recent reverse stock split, we may not be able to remain in compliance with quantitative listing requirements for our common stock on NASDAQ or other national securities exchange in the future.

If we issue additional shares in the future, it will likely result in the dilution of our existing stockholders.

Effective upon amending our certificate of incorporation on March 15, 2013 to give effect to the reduction in authorized shares, our certificate of incorporation authorizes the issuance of up to 25,000,000 shares of common stock with a $0.001 par value and up to 10,000,000 preferred shares with a par value of $0.001, of which approximately 2,135,828 common shares were issued and outstanding as of March 15, 2013. We may need to increase our authorized share count in order to issue additional shares of common stock in the future. In addition, following the reverse stock split, the number of authorized unissued shares of our common stock has increased.

From time to time we also will increase the number of shares available for issuance in connection with our equity compensation plans and we may issue awards to our employees outside the terms of our stock plans. As of December 31, 2012, we had approximately 114,679 additional shares of common stock reserved for future issuance under our stock plans. On March 5, 2013, the compensation committee of our board of directors approved an increase of the shares available for issuance in connection with our 2005 Omnibus Equity Compensation Plan, targeting approximately 10% of the post-offering shares outstanding resulting in the reservation of an additional 750,000 shares of common stock for that plan. Our board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock and may choose to issue some or all of such shares to provide additional financing or acquire more products or businesses in the future.

Moreover, in the past, we issued warrants and options to acquire shares of common stock. As of December 31, 2012, we had warrants and options to purchase approximately 1,368,546 shares of our common stock outstanding at a weighted average strike price of $51.80 per share.

The issuance of any securities for acquisition, licensing or financing efforts, upon conversion of any preferred stock or exercise of warrants and options, pursuant to our equity compensation plans, or otherwise may result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current stockholders. Further, such issuance may result in a change in control of our corporation.

Our common stock price is volatile, our stock is illiquid, there is no established trading market for the warrants and any investment in our securities could decline substantially in value.

Despite any listing on the NASDAQ Capital Market, in light of our small size and limited resources, as well as the uncertainties and risks that can affect our business and industry, our stock price is expected to continue to be highly volatile and can be subject to substantial drops, with or even in the absence of news affecting our business. In addition, there is no established trading market for the warrants being offered in this offering. The following factors, in addition to the other risk factors described in this prospectus supplement and the potentially low volume of trades in our common stock and warrants, may have a significant impact on the market price of our common stock and warrants, some of which are beyond our control:

•	results and timing for achievements of preclinical and clinical milestones;
•	commercial success of approved products;
•	corporate partnerships;
•	technological innovations by us or competitors;
•	changes in laws and government regulations both in the U.S. and overseas;
•	the outcome of pending or future legal proceedings, claims, lawsuits, or investigations;
•	changes in key personnel at our company;
•	developments concerning proprietary rights, including patents and litigation matters;
•	public perception relating to the commercial value or safety of any of our product candidates;
•	future sales of our securities;
•	future issuance of our securities causing dilution;
•	anticipated or unanticipated changes in our financial performance or future prospects;
•	general trends related to the biopharmaceutical and biotechnological industries; and
•	general conditions in the stock market.

The stock market in general has experienced relatively large price and volume fluctuations. In particular, the market prices of securities of smaller biotechnology companies have experienced dramatic fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in its value. You should also be aware that price volatility may be worse if the trading volume of the common stock remains limited or declines.

We have never paid dividends on our common stock and do not anticipate paying any in the foreseeable future.

Since our reincorporation in Delaware on March 24, 2005, we have never declared or paid a cash dividend on our common stock and we do not expect to pay cash dividends in the foreseeable future. If we do have available cash, we intend to use it for research and development of our product candidates and for general corporate purposes.

The warrants are speculative in nature.

The warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of $       per share, prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants will be uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

The price per share of common stock being offered hereby is substantially higher than the net tangible book value per share of our common stock. As a result, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $     per share, if you purchase shares in this offering, you will suffer immediate and substantial dilution of $     per share in the net tangible book value of the common stock. If the underwriters exercise in full their option to purchase additional shares at the public offering price of $     per share, the adjusted net tangible book value of the common stock after this offering would be $     per share, representing an increase in net tangible book value of the common stock of $     per share to existing stockholders and immediate dilution in net tangible book value of the common stock of $     per share to new investors purchasing our common stock in this offering at the public offering price. See the section entitled “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase shares of common stock in this offering.

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

We currently intend to use the net proceeds of this offering to conduct additional clinical trials for brilacidin and for general corporate purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

Sales of a substantial number of shares of our common stock and warrants into the public market may result in significant downward pressure on the price of our common stock and warrants and could affect your ability to realize the current trading price of our common stock and warrants .

Sales of a substantial number of shares of our common stock and warrants in the public market could cause a reduction in the market price of our common stock and warrants. To the extent stockholders sell shares of common stock, the price of our common stock may decrease due to the additional shares of common stock and warrants in the market.

Any significant downward pressure on the price of our common stock and warrants as stockholders sell their shares and warrants could encourage short sales by our stockholders or others. Any such short sales could place further downward pressure on the price of our common stock and warrants.

In addition, in connection with this offering, the majority of our executive officers and directors have entered into lock-up agreements with the underwriters for this offering. As a result of these lock-up agreements, approximately          shares are subject to a contractual restriction on resale through the date that is 90 days after the date of this prospectus supplement. The market price for shares of our common stock and warrants may decline if stockholders not subject to lock-up agreements sell a substantial number of shares, if stockholders subject to the lock-up agreements sell a substantial number of shares when the restrictions on resale lapse, or if the underwriters waive the lock-up agreements and allow such stockholders to sell some or all of their shares.

None of our other existing stockholders have entered into lock-up agreements with the underwriters for this offering. Substantially all of the shares of common stock held by such stockholders are freely tradable or are tradable under Rule 144. If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell shares of common stock and warrants, the market price of our common stock and warrants could decline significantly.

We are the defendant in a pending shareholder class-action litigation suit. Significant volatility in the market price for our common stock and warrants could expose us to litigation risk.

Periods of volatility in the market price of our common stock and warrants expose us to securities class-action litigation, and we may be the target of such litigation as a result of market price volatility in the future. In July 2012, a putative securities class action was filed against us in the United States District Court for the Eastern District of Pennsylvania. This action is still pending and there can be no assurance that we will prevail or that such actions will not require us to pay significant damages or a substantial settlement or expend significant resources in our defense. Moreover, there can be no assurance that other securities class actions will not be filed against us in the future. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business.

The market prices for securities of biopharmaceutical and biotechnology companies, including our common stock, have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the quarterly operating performance of these biopharmaceutical and biotechnology companies. Given the uncertainty of our future funding and whether brilacidin and our other product candidates will meet our expectations, we may continue to experience volatility in our stock price for the foreseeable future. Broad market and industry factors also may materially adversely affect the market price of our common stock and warrants, regardless of our actual operating performance.

Delaware law, our stockholder rights plan, and our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could delay and discourage takeover attempts that stockholders may consider favorable.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and applicable provisions of Delaware corporate law may make it more difficult for or prevent a third party from acquiring control of us or changing our board of directors and management. These provisions include:

•	the ability of our board of directors to issue preferred stock with voting or other rights or preferences;
•	limitations on the ability of stockholders to amend our charter documents, including stockholder supermajority voting requirements;
•	requirements that special meetings of our stockholders may only be called by the chairman of our board of directors, our president, or upon a resolution adopted by, or an affirmative vote of, a majority of our board of directors; and
•	advance notice procedures our stockholders must comply with in order to nominate candidates for election to our board of directors or to place stockholders’ proposals on the agenda for consideration at meetings of stockholders.

We will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which will prevent us from engaging in a business combination with a person who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless board or stockholder approval were obtained.

We review these provisions from time to time. Any delay or prevention of a change in control transaction or changes in our board of directors or management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a premium over the then current market price for their shares.

In addition, we have a stockholder rights plan pursuant to which we distributed rights to purchase shares of our Series C Preferred Stock. The rights become exercisable upon the earlier of ten business days after a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, 15% or more of our common stock then outstanding or ten business days after the commencement of a tender or exchange offer that would result in a person or group beneficially owning 15% or more of our common stock then outstanding. These rights may cause substantial dilution to a person or group that attempts to acquire us (or which otherwise acquires 15% or more of our common stock) on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of these rights. Accordingly, these rights could delay or discourage someone from acquiring our business, even if doing so would benefit our stockholders.

Risks Related to Our Business

We have incurred losses since inception and anticipate that we will continue to incur losses for the foreseeable future.

We are a development stage company with a limited operating history. As of September 30, 2012, we had an accumulated deficit of approximately $96,587,000. We expect to continue to incur significant and increasing operating losses, in the aggregate and on a per share basis, for the foreseeable future. These losses, among other things, have had and will continue to have an adverse effect on our results of operations, financial condition, stockholders’ equity, net current assets and working capital.

Because of the numerous risks and uncertainties associated with developing new drugs, we are unable to predict the extent of any future losses or when we will become profitable, if at all. We have no products available for commercial sale, and, to date, we have not generated any product revenue. We have financed our operations and internal growth primarily through equity and debt financings. We have devoted substantially all of our efforts to research and development, including current Good Manufacturing Practices (cGMP) manufacturing and current Good Laboratory Practices (cGLP) compliant toxicology, safety pharmacology, genotoxicity studies and clinical studies for our clinical product candidates.

If we are unable to meet our needs for additional funding, we will be required to limit, scale back or cease operations.

We may not have the funding resources necessary to carry out all of our proposed operating activities. Despite the proceeds from this offering, we will need to obtain additional financing in order to fully fund brilacidin or any other product candidates through the regulatory approval process.

Despite the proceeds raised from this offering, we plan to seek additional funds through equity or debt financings, strategic alliances, or other sources. However, we may not be able to obtain additional funding on favorable terms, if at all. If we are unable to secure adequate additional funding, we will continue to delay, scale-back or eliminate certain of our planned research, drug discovery and development activities and certain other aspects of our operations and our business until such time as we are successful in securing adequate additional funding. As a result, our business, operating results, financial condition and cash flows may be materially and adversely affected. We will incur substantial costs beyond the present and planned Phase 2 trials in order to file a New Drug Application (NDA) for brilacidin in the United States. Submissions outside the United States are also planned. The nature, design, size and cost of further studies will depend in large part on the outcome of preceding studies and discussions with regulators.

Our future capital requirements will depend on many factors, including:

•	timing and success of our clinical trials for brilacidin;
•	continued progress of and increased spending related to our research and development activities;
•	conditions in the capital markets and the biopharmaceutical industry, particularly with respect to raising capital or entering into strategic arrangements;
•	progress with preclinical experiments and clinical trials, including regulatory approvals necessary for advancement and continuation of our development programs;
•	changes in regulatory requirements and guidance of the FDA and other regulatory authorities, which may require additional clinical trials to evaluate safety and/or efficacy, and thus have significant impacts on our timelines, cost projections, and financial requirements;
•	ongoing general and administrative expenses related to our reporting obligations as a public, NASDAQ-listed company;
•	cost, timing, and results of regulatory reviews and approvals;
•	costs of pending or future legal proceedings, claims, lawsuits and investigations;
•	success, timing, and financial consequences of any future collaborative, licensing and other arrangements that we may establish;
•	cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
•	costs of commercializing any of our other product candidates;
•	technological and market developments;
•	cost of manufacturing development; and
•	timing and volume of sales of products for which we obtain marketing approval.

These factors could result in variations from our projected operating and liquidity requirements. Additional funds may not be available when needed, or, if available, we may not be able to obtain such funds on terms acceptable to us. If adequate funds are unavailable, we may be required, among other things, to:

•	delay, reduce the scope of or eliminate one or more of our research or development programs;
•	license rights to technologies, product candidates or products at an earlier stage than otherwise would be desirable or on terms that are less favorable to us than might otherwise be available;
•	obtain funds through arrangements that may require us to relinquish rights to product candidates or products that we would otherwise seek to develop or commercialize by ourselves; or
•	cease operations.

Because we are not currently conducting any clinical trials and have taken a number actions to scale back our operations, our opportunities for significant future cost savings are limited.

Funding, especially on terms acceptable to us, may not be available to meet our capital needs.

Global market and economic conditions have been, and continue to be, disruptive and volatile. The debt and equity capital markets have been impacted by significant write-offs in the financial services sector and the re-pricing of credit risk in the broadly syndicated market, among other things. These events have negatively affected general economic conditions and it is uncertain when the credit and capital markets will stabilize or improve.

In particular, the cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets has diminished significantly. Also, as a result of concern about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders and institutional investors have increased interest rates, enacted tighter lending standards and reduced and, in some cases, ceased to provide funding to borrowers. Low valuations and decreased appetite for equity investments, among other factors, may make the equity markets difficult to access on acceptable terms or unavailable altogether.

If funding is not available when needed, or is available only on unfavorable terms, we may pursue strategic alternatives, including sale of the company to an acquirer, as an alternative to financing.

We have pledged substantially all of our assets as collateral to secure certain credit facilities and have provided the lenders with remedies in the event of a default, including the ability to collect and liquidate the collateral.

We have $6,800,000 outstanding on our credit facility with MidCap and a $1,000,000 letter of credit agreement to secure our payment obligations under our facility operating lease. We may renew or extend these credit facilities or establish similar credit facilities in the future. If we do not make required payments to our secured creditors or otherwise experience an event of default, including the occurrence of a material adverse change, our secured creditors may exercise all remedies available to them under the applicable credit agreements and applicable law, including acceleration of our obligations to them and the collection and liquidation of the collateral. If the net proceeds of this offering are at least $18,500,000, MidCap has agreed to release its direct security interest in our intellectual property. In any such event, however, we would continue to pledge the rights to any payments and proceeds from the sale, licensing or disposition of all or any part of our intellectual property and to pledge the stock of PolyMedix Pharmaceuticals, Inc.

We are involved in legal proceedings that may result in adverse outcomes.

We are subject to claims, suits, government investigations, arbitration, and other proceedings. See “— We are the defendant in a pending shareholder class-action litigation suit. Significant volatility in the market price for our common stock could expose us to litigation risk.” While we intend to vigorously defend these actions, it is possible that a resolution of one or more such proceedings could result in substantial costs, including legal fees, which could adversely affect our business, financial position, results of operations, or cash flows in a particular period.

On February 22, 2013, Nicholas Landekic, our former President and Chief Executive Officer, filed a request for arbitration in connection with purported payments Mr. Landekic believes he is owed in connection with his termination of employment, including severance and vacation benefits, payments in respect to his vested options, statutory liquidated damages, attorneys’ fees and interest. This arbitration could result in substantial costs and divert our management’s attention and resources from our business.

Development of our product candidates is a lengthy, expensive and uncertain process that requires investment of substantial amounts of time and money that may not yield viable products, which may cause our business and results of operations to suffer.

We face the risks of failure inherent in developing drugs based on new technologies and particularly those with novel mechanisms of action. Product candidates with novel mechanisms of action may receive increased scrutiny by the FDA and other regulatory bodies due to the greater uncertainty and questions regarding potential novel toxicities, which could result in requirements for additional safety and other studies, which, if required, would increase the time and cost of development. None of our product candidates have received regulatory approval for commercial sale and our product candidates may never be commercialized. In addition, all of our product candidates are in the early stages of development and most of our activities are on hold until we are able to obtain and allocate sufficient resources, including financing. The progress and results of any future clinical trials or pre-clinical testing are uncertain, and if our product candidates do not receive regulatory approvals, our business, operating results, financial condition and cash flows will be materially adversely affected. Our product candidates are not expected to be commercially available for several years, if at all.

Our development programs require a significant amount of cash to support the development of product candidates. We will need to obtain additional financing in the future. We may not be able to obtain such additional financing on terms acceptable to us or at all.

In addition, a number of potential drugs, including drugs intended to be utilized for similar indications as our product candidates, have shown promising results in early studies, but failed in subsequent clinical trials and/or failed to obtain necessary regulatory approvals. Data obtained from such studies are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. Regulatory authorities may refuse or delay approval as a result of many other factors, including changes in regulatory policy during the period of product development.

The FDA has been working to revise certain of its guidance and in August 2010 issued draft guidance for clinical trial conduct, evaluation, clinical endpoints, and requirements for regulatory approval for antibiotic product candidates intended for use in acute bacterial infections, including acute bacterial skin and skin structure infections (ABSSSI), which has been the intended first clinical indication for brilacidin. Based on the potential impacts of revised final FDA guidance, there may be delays in the conduct of clinical trials in the United States. The FDA and/or other foreign regulatory authorities may in the future request clinical trial parameters that result in clinical trials that are too expensive or too difficult to demonstrate pharmacoeconomic and therapeutic benefits compared to existing therapy. As a result, our present plans for clinical development, including the cost and timing for development of our product candidates, may ultimately be substantially different than our present expectations, and there is no way of predicting what impacts on our timelines, cost projections, and clinical trials requirements may result from these changes in policy, requirements, standards, and guidance of the FDA and other regulatory authorities.

Completion of clinical trials may take many years. The length of time required varies substantially according to the type, complexity, novelty and intended use of the product candidate. The FDA and/or other foreign regulatory authorities monitor the progress of each phase of testing, and may require the modification, suspension, or termination of a trial if it is determined to present excessive risks to patients. The clinical trial process may also be accompanied by substantial delay and expense and the data generated in these studies ultimately may not be sufficient for marketing approval by the FDA and/or other foreign regulatory authorities. Our rate of commencement and completion of clinical trials may be delayed by many factors, including:

•	our inability to manufacture or obtain sufficient quantities of materials for use in clinical trials;
•	variability in the number and types of patients available for each study;
•	difficulty in maintaining contact with patients after treatment, resulting in incomplete data;
•	safety issues or side effects;
•	poor or unanticipated effectiveness of products during the clinical trials;
•	government or regulatory delays; and/or
•	changes in regulatory requirements and guidance of the FDA and other regulatory authorities, which may require additional clinical trials to evaluate safety and/or efficacy, and thus have significant impacts on our timelines, cost projections, and financial requirements.

Notwithstanding our efforts during the application process and the submission of any requested additional information, the FDA and/or other foreign regulatory authorities ultimately may decide that the application does not satisfy the regulatory criteria for approval and refuse to approve the application. Furthermore, the FDA and/or other foreign regulatory authorities may prevent us from marketing a product candidate under a label for its desired indications or place other conditions, including restrictive labeling, on distribution as a condition of any approvals, which may impair commercialization of the product.

We are a development stage company, which makes it difficult to evaluate our existing business and business prospects and increases the risk that the value of any investment in our company may decline.

We are a development stage company and to date, our only revenues have been from research grants and contracts. We will not be able to generate revenue from product sales or royalties unless and until we receive regulatory approval and begin commercialization of our product candidates or otherwise out license our compounds. We are not certain of when, if ever, that will occur. Although we intend to introduce products, we may not do so. Because the expected markets for our products are not established, uncertain and evolving, and because we are a development stage company, it is difficult to assess or predict the growth rate, if any, and the size of this market. We may not develop additional product candidates or be able to introduce products, a market for our products may not develop, and/or our products may not achieve market acceptance.

If our product candidates are not demonstrated to be sufficiently safe and effective in clinical trials, they will not receive regulatory approval and we will be unable to commercialize them and our business and results of operations will suffer.

Our product candidates must satisfy rigorous standards of safety and efficacy before they can be approved by the FDA and/or other foreign regulatory authorities for commercial use. The FDA and foreign regulatory authorities have full discretion over this approval process. We will need to conduct significant additional research, involving testing in animals and in humans, before we can file applications for product approval. Typically, in the pharmaceutical industry there is a high rate of attrition for product candidates in pre-clinical testing and clinical trials. Also, satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. For example, a number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials and in interim analyses. In addition, delays or rejections may be encountered based upon additional government regulation, including any changes in regulatory policy, during the process of product development, clinical trials and regulatory approvals.

If we are not able to retain our management and advisory team and attract and retain qualified scientific, technical and business personnel, our business will suffer.

We are highly dependent on our executive officers and other key management and technical personnel, including Edward F. Smith, our Chief Financial Officer and Acting President and Chief Executive Officer, Daniel M. Jorgensen, MD, MPH our Chief Medical Officer, and Richard W. Scott, Ph.D, our Vice President, Research. The loss of any of them could negatively affect our future operations. We do not maintain “key person” life insurance policies on any of our personnel.

As part of our efforts to scale back our operations and conserve cash, in January 2013, we reduced our number of employees from 28 to 17. Our success is also dependent on our ability to attract, retain and motivate highly trained technical, marketing, sales and management personnel for the development, maintenance and expansion of our activities. Especially given our recent financial difficulties, we may not be able to retain our existing personnel or attract additional qualified employees. The loss of key personnel or the inability to hire and retain additional qualified personnel in the future could negatively affect our business, financial condition and results of operation.

We do not have sales, marketing or distribution capabilities. If we fail to effectively sell, market and distribute any product candidate for which we receive regulatory approval, our business and results of operations will suffer.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to successfully commercialize any of our product candidates that may receive regulatory approval in the future. We have no sales, marketing or distribution capabilities. In order to successfully commercialize any of our product candidates, we must either internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services.

If we do not develop a marketing and sales force with technical expertise and supporting distribution capabilities, we will be unable to market any of our products directly. To promote any of our products through third parties, we will have to locate acceptable third parties for these functions and enter into agreements with them on acceptable terms and we may not be able to do so. In addition, any third-party arrangements we are able to enter into may result in lower revenues than we could have achieved by directly marketing and selling our products.

We may suffer losses from product liability claims.

Any of our product candidates could cause adverse events to patients, such as immunologic or allergic reactions. These reactions may not be observed in clinical trials, but may nonetheless occur after commercialization. If any of these reactions occur, they may render our product candidates ineffective in some patients and our sales would suffer.

We may be susceptible to product liability lawsuits from events arising out of the use of product candidates in clinical studies. If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of any products or product candidates. Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. We may not be able to avoid product liability claims. Product liability insurance for the pharmaceutical and biotechnology industries is generally expensive, if available at all. If we are unable to protect against potential product liability claims, we may be unable to commercialize our product candidates. A successful product liability claim brought against us in excess of our insurance coverage may cause us to incur substantial liabilities and, as a result, our business may be negatively impacted or fail.

Due to our reliance on third party manufacturers, suppliers and research organizations, we may be unable to implement our manufacturing, supply and clinical operations strategies, which would materially harm our business.

If our current and future licensing, manufacturing and supply strategies are unsuccessful, then we may be unable to complete any preclinical or clinical trials and/or commercialize our product candidates in a timely manner, if at all. Completion of any preclinical or clinical trials and/or commercialization of our product candidates will require access to, or development of, facilities to manufacture a sufficient supply of our product candidates, or the ability to license them to other companies to perform these functions. We do not have the resources, facilities or experience to manufacture our product candidates on our own and do not intend to develop or acquire facilities for the manufacture of product candidates for pre-clinical trials, clinical trials or commercial purposes in the foreseeable future. We intend to continue to license technology and/or rely on contract manufacturers to produce sufficient quantities of our product candidates necessary for any pre-clinical or clinical testing we undertake. Such contract manufacturers may be the sole source of production and may have limited experience at manufacturing, formulating, analyzing, filling and finishing our types of product candidates.

We also intend to rely on third parties to supply the components that we will need to develop, test and commercialize all of our product candidates. There may be a limited supply of these components. We might not be able to enter into agreements that assure us of the availability of such components in the future from any supplier. Our potential suppliers may not be able to adequately supply us with the components necessary to successfully conduct our pre-clinical and clinical trials and/or to commercialize our product candidates. If we cannot acquire an acceptable supply of components to produce our product candidates, we will not be able to complete pre-clinical and clinical trials and will not be able to commercialize our product candidates.

In addition, we rely on contract research organizations in conducting clinical trials for our product candidates. We do not have the resources, facilities or experience to conduct clinical studies for our product candidates on our own and do not intend to develop or acquire such resources, facilities or experience in the foreseeable future. The quality, cost and timing of work performed by our contracted contract research organizations has a significant impact on our clinical programs and our business.

If we make technology or product acquisitions, we may incur a number of costs, may have integration difficulties and may experience other risks that could harm our business and results of operations.

We may acquire and/or license additional product candidates and/or technologies in the future. Any product candidate or technology we license or acquire will likely require additional development efforts prior to commercial sale, including extensive clinical testing and approval by the FDA and applicable foreign regulatory authorities, if any. All product candidates are prone to risks of failure inherent in biotechnology product development, including the possibility that the product candidate or product developed based on licensed technology will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, we cannot assure you that any product candidate that we develop based on acquired or licensed technology that is granted regulatory approval will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace. Moreover, integrating any newly acquired product could be expensive and time-consuming. If we cannot effectively manage these aspects of our business strategy, our business may be negatively impacted or fail.

Furthermore, proposing, negotiating and implementing an economically viable acquisition or license can be a lengthy, costly and complex process. Other companies, including those with substantially greater financial, marketing and sales resources, may compete with us for the acquisition or license of product candidates and/or technologies. We may not be able to acquire the rights to alternative product candidates and/or technologies on terms that we find acceptable, or at all. Our failure to acquire or license alternative products and/or technologies could negatively affect our business, prospects and financial condition.

Failure to effectively manage our growth may negatively affect our business, results of operations and financial condition.

In order to successfully develop brilacidin or any other product candidates, we will need to obtain financing and expand our operations. However, we may not be able to effectively grow and expand our business. Successful implementation of our business plan will require management of growth, which will result in an increase in the level of responsibility for management personnel. To manage growth effectively, we will be required to continue to implement and improve our operating and financial systems and controls to expand, train and manage our employee base. The management, systems and controls in place or to be implemented may not be adequate for such growth, and the steps taken to hire personnel and to improve such systems and controls might not be sufficient. If we are unable to manage our growth effectively, our results of operations and financial condition may be harmed.

Our executive officers and directors have the ability to influence matters submitted to our stockholders for approval.

As of March 15, 2013, our executive officers and directors, in the aggregate, beneficially owned shares representing approximately 14.6% of our common stock. Beneficial ownership includes shares over which an individual or entity has investment or voting power and includes shares that could be issued upon the exercise of options and warrants within 60 days after the date of determination. On matters submitted to our stockholders for approval, holders of our common stock are entitled to one vote per share. If our executive officers and directors choose to act together, they would have significant influence over all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these individuals, if they chose to act together, would have significant influence on the election of directors, and other matters submitted to stockholder vote, including any approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Risks Related to our Intellectual Property

The obstacles to procurement and enforcement of our intellectual property and proprietary rights could harm our competitive position by allowing competitors access to our proprietary technology and to introduce competing products.

We regard our product candidates as proprietary and rely primarily on a combination of patents, trademarks, copyrights, and trade secrets and other methods to protect our proprietary rights. We maintain confidentiality agreements with our employees, consultants and current and potential affiliates, customers and business partners.

If we fail to secure and then enforce patents and other intellectual property rights underlying our product candidates and technologies, we may be unable to compete effectively. The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, in part, on our ability, and the ability of our licensors, to obtain and to keep protection for our products and technologies under the patent laws of the U.S. and other countries, so that we can stop others from using our inventions. Our success also will depend on our ability to prevent others from using our trade secrets.

Our pending U.S. and foreign patent applications may not result in the issuance of patents to us or may not result in the issuance of patents that will be advantageous to us. If we do not receive patents for these applications or do not receive adequate protections, our developments will not have any proprietary protection and other entities will be able to make the products and compete with us. Also, any patents we have obtained or do obtain may be challenged by reexamination, opposition or other administrative proceeding, or may be challenged in litigation, and such challenges could result in a determination that the patent is invalid or unenforceable. In addition, competitors may be able to design alternative methods or devices that avoid infringement of our patents. To the extent our intellectual property protection offers inadequate protection, or is found to be invalid, we are exposed to a greater risk of direct competition. Both the patent application process and the process of managing patent disputes can be time consuming and expensive and may require significant time and attention from our management. Furthermore, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In addition, the standards that the United States Patent and Trademark Office, (U.S. PTO), uses to grant patents can change. Consequently, we may be unable to determine the type and extent of patent claims that will be issued to us or to our licensors in the future, if any patent claims are issued at all. In addition, if the U.S. PTO and/or other patent offices where we file our patent applications increase the fees associated with filing and prosecuting patent applications we would incur higher expenses and our intellectual property strategy could be adversely affected.

The confidentiality agreements we require of our employees and those which we enter into with other parties may not provide adequate protection for our trade secrets, know-how or other confidential information or prevent any unauthorized use or disclosure or the unlawful development by others. If any of our confidential intellectual property is disclosed, our business may suffer. Such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate.

We may have to engage in costly litigation to enforce or protect our proprietary technology, which may harm our business, results of operations, financial condition and cash flows.

The pharmaceutical field is characterized by a large number of patent filings involving complex legal and factual questions, and, therefore, we cannot predict with certainty whether any patents or in-licensed patents will be enforceable. Additionally, we may not be aware of all of the patents potentially adverse to our interests that may have been issued to others. Should third parties file patent applications, or be issued patents, claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the U.S. PTO to determine priority of invention. We, or our licensors, also could be required to participate in interference proceedings involving our issued patents and pending applications of another entity.

In the event a competitor infringes upon our patent or other intellectual property rights, litigation to enforce our intellectual property rights or to defend our patents against challenge, even if successful, could be expensive and time consuming and could require significant time and attention from our management. We may not have sufficient resources to enforce our intellectual property rights or to defend any patents against challenges from others. If our intellectual property does not provide adequate protection against our competitors’ products, our competitive position and business could be adversely affected.

Our commercial success depends significantly on our ability to develop and commercialize our products without infringing the intellectual property rights of third parties.

Our commercial success will depend, in part, on our not infringing the patents or proprietary rights of third parties. Third parties that believe we are infringing on their rights could bring actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or products.

If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If any of these actions are successful, we could be required, in addition to any potential liability for damages, to obtain a license to continue to manufacture or market the affected product, in which case we may be required to pay substantial royalties or grant cross licenses to our patents. However, any such license may not be available on acceptable terms or at all. Ultimately, we could be prevented from commercializing a product, or forced to cease some aspect of our business operations, as a result of patent infringement claims, which would harm our business.

We may enter into licensing agreements with third party intellectual property owners for use of their property in connection with our products in order to ensure that such third party’s rights are not infringed. Although we are not aware that any of our intended products would materially infringe the rights of others, a claim of infringement may be asserted against us and any such assertion may result in costly litigation or may require us to obtain a license in order to make, use, or sell our products. Third parties may assert infringement claims against us in the future. Any such claims or litigation, with or without merit, could be costly and a diversion of management’s attention, which could have a material adverse effect on our business, operating results and financial condition. Adverse determinations in such claims or litigation could harm our business, operating results and financial condition.

We may be unable to protect the intellectual property rights of the third parties from whom we license certain of our intellectual property or with whom we may enter into other strategic relationships, which may harm our business.

We are, and will continue to be, reliant upon such third parties to protect their intellectual property rights to this technology. Such third parties may determine not to protect the intellectual property rights that we license from them and we may be unable defend such intellectual property rights on our own or we may have to undertake costly litigation to defend the intellectual property rights of such third parties. We may not continue to have proprietary rights to the intellectual property that we license from such third parties or otherwise have the right to use through similar strategic relationships. Any loss or limitations on use with respect to our right to use such intellectual property licensed from third parties or otherwise obtained from third parties with whom we have entered into strategic relationships could harm our business, operating results and financial condition.

Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Compulsory licensing of life-saving products is also becoming increasingly popular in developing countries, through either direct legislation or international initiatives. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.

International patent protection is particularly uncertain, and if we are involved in opposition proceedings in foreign countries, we may have to expend substantial sums and management resources.

Patent law outside the U.S. is even more uncertain than in the U.S. and is periodically reviewed and revised in many countries. Further, the laws of some foreign countries may not protect our intellectual property rights to the same extent as U.S. laws. For example, certain countries do not grant patent claims that are related to the treatment of humans. We may participate in opposition proceedings to determine the validity of our foreign patents or our competitors’ foreign patents, which could result in substantial costs and diversion of our management’s efforts.

The government maintains certain rights to data and government use of our technology that we develop using government grant and contract money and we may lose the revenues from such technology if we do not commercialize and utilize the technology pursuant to established government guidelines.

Some of our research has been or are being funded in part by government grants and contracts. As a result of such funding, the U.S. Government has established guidelines and have certain rights in the technology developed with the grant and contract. If we fail to meet these guidelines, we would lose our exclusive rights to any such technologies, and we would lose potential revenue which we may have otherwise derived from the sale of products based on such technologies.

Risks Related to our Industry

We may experience delays in obtaining or we may not obtain required regulatory approvals in the U.S. to market our proposed product candidates.

Delays in regulatory approval, limitations in regulatory approval and withdrawals of regulatory approval may have a negative impact on our results of operations. If we experience delays in testing or approvals, our product development costs may increase. If the FDA grants regulatory approval of a product, this approval will be limited to those disease states and conditions for which the product has been demonstrated through clinical trials to be safe and effective. Any product approvals that we receive in the future could also include significant restrictions on the use or marketing of our products. Product approvals, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of adverse events following commercial introduction of the products. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or us. If approvals are withdrawn for a product, or if a product were seized or recalled, we would be unable to sell or license that product and our revenues would suffer. In addition, outside the U.S., our ability to market any of our potential products is contingent upon receiving market application authorizations from the appropriate regulatory authorities and these foreign regulatory approval processes include all of the risks associated with the FDA approval process described above.

The FDA has been working to revise certain of its guidance and in August 2010 issued draft guidance for clinical trial conduct, evaluation, clinical endpoints, and requirements for regulatory approval for antibiotic product candidates intended for use in acute bacterial infections, including skin and skin structure infections (ABSSSI), which has been the intended first clinical indication for brilacidin. Based on the potential impacts of revised final FDA guidance, there may be delays in the conduct of clinical trials in the United States. The FDA and/or other foreign regulatory authorities may in the future request clinical trial parameters that result in clinical trials that are too expensive or too difficult to demonstrate pharmacoeconomic and therapeutic benefits compared to existing therapy. As a result, our present plans for clinical development, including the cost and timing for development of our product candidates, may ultimately be substantially different than our present expectations, and there is no way of predicting what impacts on our timelines, cost projections, and clinical trials requirements may result from these changes in policy, requirements, standards, and guidance of the FDA and other regulatory authorities.

Even if we obtain regulatory approval, our products may not be commercially successful.

Our products may not be commercially successful. Even if we are successful in obtaining regulatory approval, our products may not be profitable or have widespread commercial opportunity. Our success depends on our ability to create innovative products and deploy them on a scale that is commercially viable. There may not be sufficient need for our products from health care facilities or physicians, there may be more attractive alternatives for the treatments our products provide, or we may be ineffective at product production, sales and marketing.

Moreover, physicians, government agencies and other third party payers may not accept our products, or the potential markets for our products may prove smaller than we estimate. We also expect that most of our product candidates will be very expensive, if approved. If we do obtain regulatory approval for any of our product candidates, we will need to achieve patient acceptance and demand in order to be commercially successful. Patient acceptance of and demand for any product candidates will depend upon many factors, including but not limited to, the extent, if any, of reimbursement of drug and treatment costs by government agencies and other third party payers, pricing, the safety and effectiveness of alternative products, and the prevalence and severity of side effects associated with our products. If we are unable to demonstrate pharmacoeconomic and therapeutic benefits, we will not achieve product acceptance and sufficient demand.

In addition, other companies have products and product candidates in development to treat the conditions we are seeking to ultimately treat. These third parties may develop superior products or have proprietary rights that preclude us from marketing our products. If these competitors are able to develop products that are more effective, have fewer side effects, are less expensive or offer other advantages as compared to our product candidates, our commercial opportunities will be limited. Furthermore, if our competitors commercialize competing products before we do, then our ability to penetrate the market and sell our products may be impaired. If any of these factors reduce or limit our commercial success, our operating results and financial condition will be materially adversely affected.

We may be required to suspend or discontinue clinical trials due to unexpected side effects or other safety risks that could preclude approval of our product candidates.

Our clinical trials may be suspended at any time for a number of reasons. For example, we may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to the clinical trial patients. In addition, the FDA or other regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements or that they present an unacceptable safety risk to the clinical trial patients.

Administering any product candidate to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA or other regulatory authorities denying further development or approval of our product candidates for any or all targeted indications. Ultimately, some or all of our product candidates may prove to be unsafe for human use. Moreover, we could be subject to significant liability if any volunteer or patient suffers, or appears to suffer, adverse health effects as a result of participating in our clinical trials.

Regulatory approval of our product candidates may be withdrawn at any time.

After regulatory approval has been obtained for medicinal products, the product and the manufacturer are subject to continual review, including the review of adverse experiences and clinical results that are reported after our products are made available to patients, and there can be no assurance that such approval will not be withdrawn or restricted. Regulators may also subject approvals to restrictions or conditions, or impose post-approval obligations on the holders of these approvals, and the regulatory status of such products may be jeopardized if such obligations are not fulfilled. If post-approval studies are required, such studies may involve significant time and expense.

The manufacturer and manufacturing facilities we use to make any of our products will also be subject to periodic review and inspection by the FDA or other regulatory authorities, as applicable. The discovery of any new or previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or manufacturer or facility, including withdrawal of the product from the market. We will continue to be subject to the FDA or other regulatory authority requirements, as applicable, governing the labeling, packaging, storage, advertising, promotion, recordkeeping, and submission of safety and other post-market information for all of our product candidates, even those that the FDA or other regulatory authority, as applicable, had approved. If we fail to comply with applicable continuing regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and other adverse consequences.

Our industry is extremely competitive.

Our competitors include fully integrated pharmaceutical companies and biotechnology companies, universities and public and private research institutions. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater intellectual property breadth, greater experience in drug development and in obtaining regulatory approvals, and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to:

•	attract parties for acquisitions, joint ventures or other collaborations;
•	license proprietary technology that is competitive with the technology we are practicing;
•	attract funding; and
•	attract and hire scientific talent.

In the antibiotic market, many major pharmaceutical companies, such as GlaxoSmithKline, Pfizer, Bayer, Merck and Sanofi Aventis have already established significant positions. Additionally, many smaller companies, such as Astellas Pharma, Forest Laboratories, Durata Therapeutics, Cubist Pharmaceuticals, Basilea Pharmaceutica,

Theravance, The Medicines Company, Trius Therapeutics, NovaBay Pharmaceuticals, Inc., and Rib-X Pharmaceuticals either have marketed, or are attempting to enter this market by developing, novel and more potent antibiotics that are intended to be effective against drug-resistant bacterial strains. There may be additional competitive products about which we are not aware.

Health care reform legislation may increase our costs, impair our ability to match our pricing with any such increased costs, and therefore could materially and adversely affect our business, financial condition and results of operations.

The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively the “Act”) enacted sweeping health care reforms in March 2010, with staggered effective dates from 2010 through 2018, and many provisions in the Act require the issuance of additional guidance from the U.S. Department of Labor, the Internal Revenue Service, the U.S. Department of Health & Human Services, and the states. This reform includes, but is not limited to: the implementation of a small business tax credit; required changes in the design of our healthcare policy including providing insurance coverage to part-time workers working thirty or more hours per week; “grandfathering” provisions for existing policies; state insurance exchanges; “pay or play” requirements; and a “Cadillac plan” excise tax. We are currently unable to determine the long-term impact of such legislation on our business. Since many provisions of the Act do not become operative until future years, we do not expect the Act to have a material adverse impact on our results of operations in 2013. However, health care reform as mandated and implemented under the Act and any future federal or state mandated health care reform could materially and adversely affect our financial condition and results of operations by increasing our costs, hindering our ability to effectively match our cost of providing health insurance with our pricing and impeding our ability to attract and retain customers as well as potentially changing our business model or causing us to lose certain competitive advantages.

Healthcare reform measures could adversely affect our business.

The business and financial condition of pharmaceutical companies is affected by the efforts of governmental and third party payors to contain or reduce the costs of healthcare. In the U.S. and in foreign jurisdictions there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the healthcare system. For example, in some countries other than the U.S., pricing of prescription drugs is subject to government control, and we expect proposals to implement similar controls in the U.S. to continue. The implementation of such additional controls could have the effect of reducing the prices that we are able to charge for any products we develop and sell through these plans. Prescription drug legislation and related amendments or regulations could also cause third party payors other than the federal government, including the states under the Medicaid program, to discontinue coverage for any products we develop or to lower reimbursement amounts that they pay.

Further federal, state and foreign healthcare proposals and reforms are likely. While we cannot predict the legislative or regulatory proposals that will be adopted or what effect those proposals may have on our business, including the future reimbursement status of any of our product candidates, the pendency or approval of such proposals could result in a decrease in our stock price or limit our ability to raise capital or to obtain strategic partnerships or licenses.

Because our activities may involve the use of hazardous materials, we may be subject to claims relating to improper handling, storage or disposal of these materials that could be time consuming and costly.

If we use biological and hazardous materials in a manner that causes injury, we may be liable for damages. Our research and development activities may involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the shares of common stock and warrants offered pursuant to this prospectus supplement will be approximately $         , or approximately $        if the underwriters exercise in full their option to purchase         additional shares of common stock and        additional warrants, based upon the public offering price of $     per share and $     per warrant and after deducting the underwriting discount and estimated offering expenses that are payable by us.

We currently intend to use the net proceeds from the sale of our common stock and warrants pursuant to this offering to conduct additional clinical trials for brilicidin and for general corporate purposes. We may also invest the net proceeds temporarily in mutual and money market funds, bank certificates of deposit and investment-grade commercial paper, corporate notes, and government securities until we use them for their stated purpose.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

CAPITALIZATION

The following table sets forth in thousands our cash and cash equivalents and our capitalization as of September 30, 2012:

•	on an actual basis,
•	on a pro forma basis to give effect to our March 15, 2013 fifty-for-one reverse stock split, and
•	on a pro forma as adjusted basis to give further effect to our sale of shares of common stock and warrants to purchase shares of common stock in this offering at the public offering price of $ per share and $ per warrant, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. For illustrative purposes only, the pro forma as adjusted data gives effect to the receipt of approximately $22.9 million in net proceeds from this offering.

	As of September 30, 2012
	Actual (unaudited)	Pro forma	Pro forma as adjusted(1)
	(in thousands)
Cash and cash equivalents and investments	$7,133	$7,133	$30,008
Debt(2)	$6,716	$6,716	$6,716
Stockholders’ (deficit) equity:
Preferred Stock ($0.001 par value; 10,000 shares authorized, 0 shares issued and outstanding)	—	—	—
Common Stock ($0.001 par value; 250,000 shares authorized, 106,791 issued and outstanding; pro forma – 25,000 shares authorized, 2,136 shares issued and outstanding; pro forma as adjusted – 25,000 shares authorized, 6,681 shares issued and outstanding)(3)	107	2	7
Additional paid-in capital	92,106	92,211	115,081
Deficit	(96,587)	(96,587)	(96,587)
Total stockholders’ (deficit) equity	(4,374)	(4,374)	18,501
Total capitalization	2,759	2,759	48,509

(1)	Assumes no exercise of the underwriters’ 45-day option to purchase an additional shares of common stock and warrants to purchase up to an aggregate of shares of common stock in order to cover over-allotments, if any. See “Underwriting.”
(2)	Represents debt outstanding on our credit facility with MidCap.
(3)	Excludes, on a post-reverse split basis:
•	565,888 shares of common stock reserved for issuance under the Series A and Series B Warrants, including placement agent warrants, at an exercise price of $50.00;
•	128,340 shares of common stock reserved for issuance under the Series C Warrants, including placement agent warrants, at an exercise price of $62.50;
•	241,375 shares of common stock reserved for issuance under the Series D Warrants at an exercise price of $40.00. The exercise price of the Series D warrants will reset to the offering price upon closing of the Offering;
•	12,552 shares of common stock reserved for issuance under the warrant issued to Hercules Technology II, L.P. at an exercise price of $58.00;
•	3,226 shares of common stock reserved for issuance under the warrant issued to MidCap Financial SBIC, LP at an exercise price of $62.00 per share;
•	370,431 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $57.50 per share; and
•	881,284 shares of common stock reserved for future issuance under our equity compensation plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to us about beneficial ownership of our common stock, after giving effect to our March 15, 2013 fifty-for-one reverse stock split, by:

•	each of our directors;
•	each of our named executive officers;
•	all of our directors and executive officers as a group; and
•	each person known by us to beneficially own 5% or more of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days, through the exercise of any option, warrant, conversion privilege or similar right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of outstanding options and warrants beneficially owned by that person and exercisable within 60 days of March 15, 2013, are considered to be outstanding. These shares, however, are not considered outstanding as of the date hereof when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table and subject to state community property laws where applicable, all beneficial owners named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 2,135,828 shares of common stock outstanding as of March 15, 2013, which gives effect to our fifty-for-one reverse stock split.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock
Directors and Executive Officers
Edward Smith	27,820	(2)	1.3%
Frank P. Slattery, Jr.	50,072	(3)	2.3%
Brian Anderson	5,444	(4)	*
Bozena Korczak	31,083	(5)	1.4%
Nicholas Landekic	149,532	(6)	6.6%
Michael Lewis, Ph.D.	19,402	(7)	*
Stefan D. Loren, Ph.D.	6,109	(8)	*
Shaun F. O’Malley	10,476	(9)	*
Douglas J. Swirsky	5,240	(4)	*
Daniel Jorgensen, M.D.	7,397	(10)	*
Richard W. Scott, Ph.D.	37,623	(11)	1.7%
All Directors and Executive Officers as a Group (11 persons):	350,198	(12)	14.6%
Five Percent Stockholders:
FMR LLC 82 Devonshire Street Boston, MA 02109	185,150	(13)	8.4%
Target Capital Management, LLC 174 Watercolor Way – #103 PMB 415 Santa Rosa Beach, FL 32459	151,252	(14)	6.9%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of all individuals and entities listed below is PolyMedix, Inc., 170 N. Radnor-Chester Rd., Suite 300, Radnor, Pennsylvania 19087.

(2)	Includes 27,820 shares of common stock issuable upon exercise of options.
(3)	Includes 8,870 shares of common stock issuable upon exercise of options and 3,460 shares of common stock issuable upon exercise of warrants.
(4)	Includes 5,240 shares of common stock issuable upon exercise of options.
(5)	Includes 31,083 shares of common stock issuable upon exercise of options. Ms. Korczak’s employment with us ceased on January 31, 2013, and if unexercised, her options will expire on May 1, 2013.
(6)	Includes 125,624 shares of common stock issuable upon exercise of options.
(7)	Includes 9,610 shares of common stock issuable upon exercise of options.
(8)	Includes 5,240 shares of common stock issuable upon exercise of options and 430 shares of common stock issuable upon exercise of warrants.
(9)	Includes 9,610 shares of common stock issuable upon exercise of options and 429 shares of common stock issuable upon exercise of warrants.
(10)	Includes 7,397 shares of common stock issuable upon exercise of options.
(11)	Includes 26,656 shares of common stock issuable upon exercise of options.
(12)	Includes 345,879 shares of common stock issuable upon exercise of options and 4,319 shares of common stock issuable upon exercise of warrants.
(13)	Based on the filing of a Schedule 13G on February 14, 2013 with the SEC, we understand that Fidelity Management and Research Company (“Fidelity”) is a wholly owned subsidiary of FMR LLC and is the beneficial owner of these shares, as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Select Biotechnology Portfolio, amounted to 8,736,601 shares, or 7.9% of the common stock outstanding on a pre-reverse split basis (or 174,732 shares on a post-reverse split basis). We further understand that Edward C. Johnson, 3rd, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 9,257,500 pre-reverse split shares owned by the Fidelity Funds (or 185,150 shares on a post-reverse split basis). Members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LCC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The number of shares beneficially owned by the investment companies at December 31, 2012 included 3,125,000 shares of common stock resulting from the assumed conversion of 3,125,000 Series D Warrants, each on a pre-reverse split basis (or 62,500 shares each on a post-reverse split basis).
(14)	Based on the filing of a Schedule 13D/A on November 20, 2012 with the SEC, we understand that Target Capital Management, LLC and Stephen A. Springer are the beneficial owners of these shares, which includes 4,830,452 shares of common stock held directly, and an aggregate of 2,732,143 shares of common stock issuable upon the exercise of outstanding warrants, each on a pre-reverse split basis (or 96,609 and 54,643 shares each on a post-reverse split basis, respectively).

DESCRIPTION OF COMMON STOCK AND WARRANTS

Common Stock

Our common stock is described in the accompanying prospectus under “Description of Capital Stock — Common Stock.”

Warrants

The following is a summary of the material terms of the warrants offered in this offering. This does not purport to be a comprehensive summary of the terms of the warrants. The warrants will be issued pursuant to a warrant agency agreement as mentioned below. The form of warrant will be an exhibit to the warrant agency agreement. In the event of a conflict between this summary and the warrant agency agreement, the warrant agency agreement will control.

Exercisability. The warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise. In the event that a registration statement covering shares of common stock underlying the warrants, or an exemption from registration, is not available for the resale of such shares of common stock underlying the warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the warrants.

Exercise Price. The initial exercise price per share of common stock purchasable upon exercise of the warrants is $      per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Certain Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

Transferability. Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing. The warrants will be issued in registered form under a warrant agency agreement between American Stock Transfer & Trust Company, LLC as warrant agent and us. We have applied to list our warrants on the NASDAQ Capital Market under the symbol “PYMXW.”

Fundamental Transaction. If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each, a “Fundamental Transaction,” then upon any subsequent exercise of the warrants, the holder thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder's ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

DILUTION

Our net tangible book value as of September 30, 2012 was $       per share of common stock on a post-reverse split basis. See “Prospectus Supplement Summary — Recent Developments-Special Meeting of Stockholders and Reverse Stock Split.” Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, and dividing this amount by the number of shares of common stock outstanding.

After reflecting the sale of      shares of common stock and warrants offered by us in this offering at the public offering price of $     per share and $     per warrant, less the underwriting discounts, commissions and estimated offering expenses payable by us, our adjusted net tangible book value per share of our common stock as of September 30, 2012 would have been approximately $    , or $     per share on a post-reverse split basis. The change represents an immediate increase in net tangible book value per share of our common stock of $     per share to existing stockholders and an immediate dilution in the net tangible book value of $     per share to new investors participating in this offering. The following table illustrates this dilution on a per share basis on a post reverse-split basis:

Public offering price per share of common stock		$
Historical net tangible book value per share as of September 30, 2012
Increase per share attributable to investors participating in this offering	$
As adjusted net tangible book value per share as of September 30, 2012
Dilution per share to investors participating in this offering		$

If the underwriters exercise in full their option to purchase from us      additional shares of common stock and warrants to purchase      shares of common stock, at the public offering price of $     per share and $     per warrant, the adjusted net tangible book value of the common stock after this offering would be $     per share, representing an increase in net tangible book value of the common stock of $    per share to existing stockholders and immediate dilution in net tangible book value of the common stock of $    per share to new investors purchasing shares of common stock and warrants in this offering at the public offering price.

The foregoing illustration does not reflect potential dilution from the exercise of outstanding options or warrants to purchase shares of our common stock. See “Prospectus Supplement Summary — The Offering.”

UNDERWRITING

Aegis Capital Corp. and Fordham Financial Management, Inc. are acting as the representatives of the underwriters of the offering. We have entered into an underwriting agreement, dated as of           , 2013, with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters named below and each underwriter named below has severally agreed to purchase, at the public offering prices less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock and warrants listed next to its name in the following table:

Underwriter	Number of Shares	Number of Warrants
Aegis Capital Corp.
Fordham Financial Management, Inc.
Emerging Growth Equities, Ltd.
Total

The underwriters are committed to purchase all the shares of common stock and warrants offered by us other than those covered by the option to purchase additional shares and warrants described below, if they purchase any shares and warrants. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares and warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the shares and warrants offered by us to the public at the public offering prices set forth on the cover of this prospectus supplement. In addition, the underwriters may offer some of the shares and warrants to other securities dealers at such price, less a concession of $      per share. If all of the shares and warrants offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a further supplement to this prospectus supplement.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of         additional shares and warrants to purchase       shares of common stock from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares and warrants covered by the option at the public offering prices that appear on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to the public will be $         and the total proceeds to us, before expenses, will be $          .

Discounts and Commissions.  The following table shows the public offering prices, underwriting discounts and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Per Warrant	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price
Underwriting discount (7%)
Proceeds, before expenses, to us

We have agreed to pay the underwriters a non-accountable expense allowance equal to 1% of the public offering prices of the shares and warrants (excluding shares and warrants that we may sell to the underwriters to cover over-allotments).

We have also agreed to pay all expenses relating to the offering, including, without limitation (a) all fees incurred in clearing this offering with FINRA; (b) all fees, expenses and disbursements relating to the registration or qualification of the shares under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate; and (c) to the extent approved by us in writing, the costs associated with post-closing advertising the offering in the national editions of the Wall Street Journal and the New York Times.

As additional compensation to the underwriters, upon consummation of this offering, we will issue to the representatives or their designees warrants to purchase an aggregate number of shares of our common stock equal to 5% percent of all shares of common stock sold in the offering, excluding shares underlying the warrants offered hereby and excluding shares and warrants sold upon exercise of the over-allotment option, at an exercise price per share equal to $     (the Underwriter Warrants). The Underwriter Warrants will become exercisable on the one year anniversary of the date of the underwriting agreement and have a term of five years from such date. The Underwriter Warrants and underlying shares of common stock will not be exercised, sold, transferred, assigned, or hypothecated or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriter Warrants by any person for a period of 180 days from the date of the underwriting agreement in accordance with FINRA Rule 5110. The Underwriter Warrants grant a holder a one-time demand and unlimited “piggy back” registration rights for specified periods.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discount and expense reimbursement, will be approximately $         .

Discretionary Accounts.  The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements.  We, and a majority of our directors and executive officers, have entered into lock up agreements with the representatives prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of ninety (90) days from the effective date of this offering without the prior written consent of the representatives, agree not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (other than options and restricted stock granted pursuant to our equity incentive plans and warrants issued pursuant to our credit facility), (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any of the common stock. Notwithstanding these limitations, these common shares may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

The lock-up period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release. This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit, among other things and subject to restrictions,

(1) the issuance by us of stock options pursuant to our existing stock incentive plans, and (2) the issuance of common stock upon the exercise of outstanding stock options and warrants.

Any of the securities subject to the lock-up agreement may be released in whole or part from the terms thereof as of the earlier to occur of (i) April 1, 2013, in the event the securities have not been sold by such date, (ii) the termination of the underwriting agreement, if such agreement is terminated prior to the consummation of this offering, in accordance with its terms or (iii) upon written notice of us or the representatives, prior to execution of the underwriting agreement, that such party has determined not to proceed with the consummation of the offering.

Right of First Refusal.  We have granted to Aegis Capital Corp. a right of first refusal to serve as lead manager or joint book-running manager with a 30% minimum compensation share, if we pursue particular equity transactions during the six-month period following this offering.

Electronic Offer, Sale and Distribution of Shares.  A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectus supplements electronically. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on these websites is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriter, and should not be relied upon by investors.

Other Relationships.  Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. Except as disclosed in this prospectus supplement, we have no present arrangements with any of the underwriters for any further services.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.
•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.  In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in our common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus supplement is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the common stock and warrants under this prospectus supplement is only made to persons to whom it is lawful to offer the common stock and warrants without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the common stock and warrants sold to the offeree within 12 months after its transfer to the offeree under this prospectus supplement.

China

The information in this document does not constitute a public offer of the common stock and warrants, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The common stock and warrants may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of common stock and warrants will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common stock and warrants has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or the underwriters for any such offer; or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The common stock and warrants have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the common stock and warrants have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common stock and warrants cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common stock and warrants have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The common stock and warrants offered by this prospectus supplement have not been approved or disapproved by the Israeli Securities Authority, or “ISA,” nor has such common stock been registered for sale in Israel. The shares and warrants may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus supplement; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale in Israel, directly or indirectly, to the public of the common stock offered by this prospectus supplement is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the common stock and warrants in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common stock and warrants may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation No. 1197l”) as amended (“Qualified Investors”); and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.
•	Any offer, sale or delivery of the common stock and warrants or distribution of any offer document relating to the common stock in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the common stock and warrants in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common stock and warrants being declared null and void and in the liability of the entity transferring the common stock and warrants for any damages suffered by the investors.

Japan

The common stock and warrants have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common stock and warrants may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common stock and warrants may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common stock and warrants is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta públicaa de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities

Code (Código dos Valores Mobiliários). The common stock and warrants have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common stock and warrants have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissáo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common stock in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common stock and warrants be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument)). Any offering of common stock and warrants in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock and warrants may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the common stock and warrants have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the common stock has been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common stock and warrants within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common stock and warrants, including the receipt of applications and/or the allotment or redemption of such shares and warrants, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for common stock and warrants is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common stock and warrants. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock and warrants may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock and warrants has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the FSMA (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock and the warrants offered hereby, as well as certain legal matters relating to us, will be passed upon for us by Pepper Hamilton LLP. Certain legal matters related to the offering will be passed upon for the underwriters by Sichenzia Ross Friedman Ference LLP.

EXPERTS

The consolidated financial statements, incorporated in this Prospectus Supplement by reference from PolyMedix, Inc.’s Annual Report on Form 10-K, and the effectiveness of PolyMedix, Inc. and its subsidiary’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 (Registration File No. 333-165814) covering the securities offered by this prospectus supplement. This prospectus supplement does not contain all of the information contained or incorporated by reference in the registration statement. For more information about us and our securities, you should read the registration statement and the exhibits and schedules thereto. Copies of the registration statement, including the exhibits and schedules thereto, may be inspected without charge at the offices of the SEC or obtained at prescribed rates from the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of the registration statement and the exhibits and schedules thereto may be obtained without charge at the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and may supersede this information. We are incorporating by reference into this prospectus the documents listed below:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2011;
•	our quarterly reports on Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2012;
•	our Definitive Proxy Statement on Schedule 14A filed on March 26, 2012 to the extent incorporated by reference into Part III of our annual report on Form 10-K for the year ended December 31, 2011;
•	our current reports on Form 8-K filed on April 10, 2012 (both reports filed on this date), May 4, 2012, June 12, 2012, January 23, 2013, January 30, 2013, March 6, 2013 (excluding Item 2.02 and Exhibit 99.1 therein) March 7, 2013 and March 15, 2013;
•	the description of our common stock contained in our Registration Statement on Form 10-SB filed April 5, 2006 (file No. 000-51895), including any amendment or report filed for the purpose of updating that description; and
•	all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until we terminate this offering.

We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings, unless specifically stated otherwise in such filings. Any statement contained in a document incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

You can obtain copies of any of the documents incorporated by reference in this prospectus from us or, as described above, through the SEC or the SEC’s web site at http://www.sec.gov. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

PolyMedix, Inc.
170 N. Radnor Chester Road, Suite 300
Radnor, PA 19087
Attention: Investor Relations
Telephone: (484) 598-2406

We also maintain a web site at http://www.polymedix.com (which is not intended to be an active hyperlink in this prospectus) through which you can obtain copies of documents that we have filed with the SEC. The contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

PROSPECTUS

PolyMedix, Inc.

$100,000,000

COMMON STOCK

PREFERRED STOCK

WARRANTS

UNITS

This prospectus relates to common stock, preferred stock, warrants and units that we may sell from time to time in one or more offerings up to a total public offering price of an aggregate of $100,000,000 (or its equivalent in foreign or composite currencies) on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

Our common stock is quoted on The OTC Bulletin Board under the symbol “PYMX.” Each prospectus supplement to this prospectus will contain information, where applicable, as to any other quotation on The OTC Bulletin Board or any listing on a national securities exchange of the securities covered by such prospectus supplement.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.” You should review that section of the prospectus supplement for a discussion of matters that investors in our securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3, or Registration Statement, that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate public offering price of $100,000,000 (or its equivalent in foreign or composite currencies). This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and the documents incorporated by reference into this prospectus, together with the additional information described below under “Where You Can Find More Information,” carefully before making an investment decision.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus.

Unless the context otherwise requires, in this prospectus, “PolyMedix”, the “Company”, “we”, “us”, “our” and similar names refer to PolyMedix, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov.

This prospectus is part of the Registration Statement that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement. For more information about us and our securities, you should read the Registration Statement and its exhibits and schedules. Copies of the Registration Statement, including its exhibits, may be inspected without charge at the offices of the SEC or obtained at prescribed rates from the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of the Registration Statement may be obtained without charge at the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and may supersede this information. We are incorporating by reference into this prospectus the documents listed below:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 12, 2010;
•	our Current Report on Form 8-K filed on March 2, 2010;
•	the description of our common stock contained in our Registration Statement on Form 10-SB filed with the SEC on April 5, 2006 (as amended by Amendment No. 1 filed with the SEC on May 24, 2006 and Amendment No. 2 filed with the SEC on June 19, 2006), including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to our common stock;
•	all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and prior to the effectiveness of the Registration Statement; and
•	all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the final offering of securities under this prospectus.

We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings, unless specifically stated otherwise in such filings. Any statement contained in a document incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

You can obtain copies of any of the documents incorporated by reference in this prospectus from us or, as described above, through the SEC or the SEC’s web site at http://www.sec.gov. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

PolyMedix, Inc.
170 N. Radnor Chester Road
Suite 300
Radnor, PA 19087
Attention: Chief Financial Officer
Telephone: (448) 598-2400

We also maintain a web site at http://www.polymedix.com (which is not intended to be an active hyperlink in this prospectus) through which you can obtain copies of documents that we have filed with the SEC. The contents of that site are not incorporated by reference into or otherwise a part of this prospectus.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus and any prospectus supplement contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this prospectus and any prospectus supplement, including statements regarding our plans, objectives, goals, strategies, future events, capital expenditures, future results, our competitive strengths, our business strategy and the trends in our industry are forward-looking statements. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to us, are intended to identify forward-looking statements. All statements, other than statements of historical fact, included in this prospectus and any prospectus supplement regarding our financial position, business strategy and plans or objectives for future operations are forward looking statements.

Forward-looking statements reflect only our current expectations. In any forward-looking statement, where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith as of the date of such statement and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will be achieved or accomplished. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements due to a number of uncertainties, many of which are unforeseen, including:

•	our need for, and the availability of, substantial capital in the future to fund our operations and planned clinical trials;
•	the conditions in the capital markets and the biopharmaceutical industry that may make raising capital or entering into strategic arrangements difficult and expensive;
•	the timing of our product development and evaluation;
•	the timing and magnitude of expenditures we may incur in connection with our ongoing research and development activities;
•	the results of our preclinical and clinical trials, including regulatory approvals;
•	the maintenance of our existing licenses with the University of Pennsylvania and the University of Massachusetts;
•	the success, timing and financial consequences of our formation of new business relationships and alliances; and
•	the timing and volume of sales of products for which we obtain marketing approval.

In addition, you should refer to the “Risk Factors” section of this prospectus beginning on page 5 for a discussion of other factors that may cause our actual results to differ materially from those implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and any prospectus supplement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. Accordingly, you should not place undue reliance on these forward-looking statements. All subsequent written and oral forward looking statements attributable to us or the persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We undertake no obligation to update any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law or regulation.

ABOUT POLYMEDIX, INC.

We are a biotechnology company focused on treating acute cardiovascular disorders and life threatening, serious, infectious diseases with synthetic small molecule compounds that mimic the activity of large natural protein molecules, compounds referred to as biomimetics. Using our proprietary computational drug design technology, we have created novel heparin antagonist compounds (or “heptagonists”), defensin mimetic antibiotic compounds, and other drug compounds intended for human therapeutic use.

BUSINESS HISTORY

PolyMedix, Inc. (formerly known as BTHC II Acquisition Corp.) was originally organized in the State of Texas as BTHC II LLC, a public shell company. On September 29, 2004, BTHC II LLC and its sister companies filed an amended petition under Chapter 11 of the United States Bankruptcy Code. On November 22, 2004, the court approved BTHC II LLC’s Amended Plan of Reorganization. On March 24, 2005, and in accordance with its Amended Plan of Reorganization, BTHC II LLC changed its state of organization from Texas to Delaware by merging with and into BTHC II Acquisition Corp., a Delaware corporation formed solely for the purpose of effecting the reincorporation. After this merger, BTHC II Acquisition Corp. became the public shell company.

PolyMedix Pharmaceuticals, Inc. (formerly known as PolyMedix, Inc.) was incorporated on August 8, 2002 in the State of Delaware as PolyMedix, Inc. to serve as a biotechnology company focused on treating infectious diseases. On October 6, 2005, the former BTHC II Acquisition Corp. entered into an Agreement and Plan of Merger and Reorganization with the former PolyMedix, Inc., pursuant to which the stockholders of the former PolyMedix, Inc. exchanged their equity ownership interests in the former PolyMedix, Inc. for an aggregate 94% equity ownership interest in the former BTHC II Acquisition Corp. Pursuant to the Agreement and Plan of Merger and Reorganization, the former PolyMedix, Inc. merged with a wholly-owned subsidiary of the former BTHC II Acquisition Corp. and, as such, became a wholly-owned subsidiary of the former BTHC II Acquisition Corp.

At the time of the merger, the former BTHC II Acquisition Corp. had no operations and no assets or liabilities. Because the stockholders of the former PolyMedix, Inc. exchanged their equity ownership interests in the former PolyMedix, Inc. for an aggregate 94% equity ownership interest in the former BTHC II Acquisition Corp., the former PolyMedix, Inc. was, for accounting purposes, the surviving entity of the merger. Accordingly, all financial information included in this report for the periods prior to the merger is for the former PolyMedix, Inc.

On February 24, 2006, the former BTHC II Acquisition Corp. changed its corporate name to PolyMedix, Inc., and the former PolyMedix, Inc. changed its corporate name to PolyMedix Pharmaceuticals, Inc.

You can get more information regarding our business and industry by reading our most recent annual report on Form 10-K and the other reports we file with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors under the heading “Risk Factors” in our most recent annual report on Form 10-K, as revised or supplemented by our quarterly reports on Form 10-Q filed with the SEC since the filing of our most recent annual report on Form 10-K, each of which are on file with the SEC and are incorporated herein by reference. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also affect our business operations.

USE OF PROCEEDS

Unless we indicate otherwise in the prospectus supplement for a particular offering, we intend to use the net proceeds of the securities offered by this prospectus to support the commercialization of our current and future product candidates, to fund our research and development activities, for general working capital needs, or for other purposes that our board of directors, in its good faith, deems to be in our best interest. We will set forth in the prospectus supplement for a particular offering our intended use for the net proceeds received from the sale of securities in such offering. We may also invest the net proceeds temporarily until we use them for their stated purpose.

GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER

We may offer shares of our common stock and preferred stock, warrants to purchase any of the foregoing securities or units to purchase any of the foregoing securities, with a total public offering price of up to $100,000,000, from time to time in one or more offerings under this prospectus at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities that we may offer. In connection with each offering, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered, including, to the extent applicable:

•	designation or classification;
•	aggregate offering price;
•	rates and times of payment of dividends;
•	redemption, conversion or exchange terms;
•	conversion or exchange prices or rates and any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;
•	ranking;
•	restrictive covenants;
•	voting or other rights; and
•	important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not included in the Registration Statement at the time of its effectiveness or offer a security of a type that is not described in this prospectus.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 250,000,000 shares of common stock, par value $0.001 per share, of which 80,999,610 shares were issued and outstanding as of March 31, 2010, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding as of March 31, 2010.

The following is qualified in its entirety by reference to our certificate of incorporation and our bylaws, and by the provisions of applicable law. A copy of our certificate of incorporation and bylaws are incorporated by reference as exhibits to our most recent annual report on Form 10-K.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulative voting for the election of directors. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefore subject to the rights of preferred stockholders. We do not intend to pay any cash dividends to the holders of common stock and anticipate reinvesting our earnings. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the preferences of preferred stockholders. Shares of common stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to common stock.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, with a par value of $0.001 per share, and the Board of Directors is authorized to create one or more series of preferred stock, and to designate the rights, privileges, restrictions, preferences and limitations of any given series of preferred stock. Accordingly, the Board of Directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.

Stockholder Rights Plan

Each outstanding share of our common stock includes an associated preferred stock purchase right (a “Right”) that will entitle the registered holder to purchase from us one one-thousandth of a share of Series C Preferred Stock, par value $0.001 per share, at a purchase price of $15.00 per one one-thousandth of a share, subject to adjustment.

Because of the nature of the dividend, liquidation and voting rights of Series C Preferred Stock, the value of the one one-thousandth interest in a share of Series C Preferred Stock purchasable upon exercise of each Right, should approximate the value of one share of our common stock. The Rights are governed by a Rights Agreement dated as of May 12, 2009 (the “Rights Agreement”).

Separation and Distribution of Rights; Exercisability. The Rights are attached to all shares of our common stock then outstanding, whether or not certificated, and no separate Rights certificates will be distributed. The Rights will separate from the common stock upon the earlier of:

•	10 business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our shares of common stock then outstanding (“Acquiring Person”) (subject to certain exceptions set forth in the Rights Agreement), or such earlier date as the Board becomes aware of the Acquiring Person’s existence; or
•	10 business days (or some later date as determined by the Board) following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 15% or more of our shares of common stock then outstanding (subject to exceptions as set forth in the Rights Agreement).

Until the date that the Rights separate from our common stock (the “Distribution Date”), (i) the Rights will be evidenced by and transferred with, and only with, the shares of our common stock, (ii) newly issued shares of our common stock, whether or not certificated, will contain a notation incorporating the Rights

Agreement by reference, and (iii) the surrender for transfer of any shares of our common stock outstanding will also constitute the transfer of the Rights associated with such shares of our common stock.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on May 12, 2019, unless earlier redeemed by us as described below.

As soon as practicable after the Distribution Date, Rights certificates will be mailed to the holders of record of our common stock as of the close of business on the Distribution Date and, after that, the separate Rights certificates will represent the Rights. Except in connection with shares of our common stock issued or sold pursuant to the exercise of stock options under any employee plan or arrangements, or upon the exercise, conversion or exchange of securities issued by us in the future, or as otherwise determined by the Board, only shares of our common stock issued prior to the Distribution Date will be issued with Rights.

Flip-in Events.  Each holder of a Right (other than the Acquiring Person and any associate or affiliate thereof) will have the right to receive, upon exercise, shares of our common stock (or, in some circumstances, cash, property or our other securities) having a value equal to two times the purchase price of the Right, as the case may be, if:

•	any person becomes an Acquiring Person (except pursuant to specified exceptions);
•	we are the surviving corporation in a merger with an Acquiring Person and the common stock is not changed or exchanged; or
•	during the time that there is an Acquiring Person, a merger, reclassification or similar event occurs that results in increasing the Acquiring Person’s beneficial ownership of shares of our common stock by more than 1%.

Notwithstanding any of the foregoing, following the occurrence of any of the events described in this paragraph, all Rights that are, or (under some circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. The events described in this paragraph are referred to as “Flip-in Events.”

For example, at a purchase price of $15.00 per Right, each Right not owned by an Acquiring Person (or by some related parties or transferees) following a Flip-in Event set forth in the preceding paragraph would entitle its holder to purchase $30.00 worth of our common stock (or other consideration, as noted above) for $15.00.

Flip-over events.  At any time following the earlier of a public announcement that a person has become an Acquiring Person or the date that a majority of the Board becomes aware of the existence of an Acquiring Person (in either case, the “Stock Acquisition Date”), each holder of a Right (except Rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of an acquiring company having a value equal to two times the purchase price of the Right if any of the following occur:

•	we enter into a merger in which we are not the surviving corporation;
•	we are the surviving corporation in a merger pursuant to which all or part of the outstanding shares of our common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or
•	more than 50% of our combined assets, cash flow or earning power and our subsidiaries is sold or transferred (in each case other than some consolidations with, mergers with and into, or sales of assets, cash flow or earning power by or to our subsidiaries as specified in the Rights Agreement).

The events described in this paragraph are referred to as “Flip-over Events.” Flip-in Events and Flip-over Events are referred to collectively as “Triggering Events.”

Anti-dilution Adjustments; Fractional Shares.  The applicable purchase price payable, the number of shares of Series C Preferred Stock or other securities or property issuable upon the exercise of the Rights, and the number of applicable Rights outstanding are subject to adjustment from time to time to prevent dilution, in the event of a stock dividend on, or a subdivision, combination or reclassification of, Series C Preferred Stock or common stock, or upon the occurrence of certain other specified dilutive events. No fractional shares of

Series C Preferred Stock are required to be issued (other than fractions which are integral multiples of one one-thousandth of a share of Series C Preferred Stock) and, in lieu of the issuance of fractional shares, we may make an adjustment in cash based on the market price of the Series C Preferred Stock on the trading date immediately prior to the date of exercise.

Dividend, Liquidation and Redemption Rights of the Series C Preferred Stock.  Each share of Series C Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment equal to the greater of $0.001 per share and an aggregate amount of 1,000 times the dividend declared per share of common stock (other than stock dividends payable in common stock). Upon liquidation, the holders of Series C Preferred Stock will be entitled to the greater of (1) a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) and (2) an aggregate payment equal to 1,000 times the payment to be made per share of common stock. Each share of Series C Preferred Stock will have 1,000 times the number of votes each share of the common stock has on matters the respective class is entitled to vote on, which will be voted together with common stock. Upon any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Series C Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

At any time, or from time to time, the Board may redeem the outstanding shares of Series C Preferred Stock, in whole but not in part, at a cash price per share equal to 105% of (i) 1,000 (subject to adjustment) times the average market value of common stock plus (ii) all accrued and unpaid dividends of the Series C Preferred Stock as of the redemption date.

Exchange of the Rights.  At any time after the occurrence of a Flip-in Event and prior to the acquisition by a person or group of 50% or more of the shares of common stock then outstanding, the Board may, without payment of the purchase price by the holder, exchange the Rights, in whole or in part, as follows:

•	each Right (other than the Rights owned by the Acquiring Person or group, which will become void) may be exchanged for one-half the number of shares of common stock, one one-thousandth of a share of Series C Preferred Stock or shares or other units of other property for which a Right is exercisable immediately prior to the time of the action of the Board to exchange the Rights.

Redemption of the Rights.  At any time prior to the earliest of (i) the Stock Acquisition Date, (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person, or (iii) May 12, 2019, we may redeem all, but not less than all, of the Rights at a price of $0.001 per Right (payable in cash, shares of our common stock or other consideration deemed appropriate by the Board and subject to adjustment). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of these Rights will be to receive the $0.001 redemption price.

No Rights as Stockholder.  Until a Right is exercised, the holder will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends.

Amendment of the Rights Agreement.  Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board at any time during the period in which the Rights are redeemable. At any time when the Rights are no longer redeemable, the provisions of the Rights Agreement may be amended by the Board only if the amendment does not adversely affect the interest of holders of Rights (excluding the interest of any Acquiring Person) or cause the Rights to become redeemable again.

Certain Anti-takeover Effects.  The Rights approved by the Board are designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt by an acquirer to take over the Company, in a manner or on terms not approved by the Board. Takeover attempts frequently include coercive tactics to deprive the Board and its stockholders of a full opportunity to evaluate an offer in light of our long term prospects. The Rights have been declared by the Board in order to deter such tactics.

The Rights are not intended to prevent all takeovers of the Company and will not do so. Since, subject to the restrictions described above, we may redeem the Rights prior to the Distribution Date, the Rights should not interfere with any merger or business combination approved by the Board.

The Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board. The Rights may cause substantial dilution to a person or group that attempts to acquire us (or which otherwise becomes an Acquiring Person) on terms or in a manner not approved by the Board, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a business combination with any interested stockholder for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A business combination includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, an interested stockholder is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

In addition, our certificate of incorporation and our bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by vote of a majority of our directors then in office. The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of our company.

Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. Our stockholders may also take any action by written consent in lieu of a meeting.

Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our Chairman of the Board, our chief executive officer or our Board. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

The authorization in our certificate of incorporation of undesignated preferred stock makes it possible for our Board, without obtaining further stockholder approval, to issue preferred stock with voting rights or other rights or preferences that could impede the success of any attempt to take control of us.

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our Board. In addition, the affirmative vote of the holders of at least three-fourths of the votes which all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described in the prior two paragraphs.

Listing

Our common stock is quoted on The OTC Bulletin Board under the symbol “PYMX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

DESCRIPTION OF WARRANTS

We may issue additional warrants to purchase common stock, preferred stock or other securities or any combination of the foregoing. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We may issue warrants under one or more warrant agreements between us and the warrant holder or under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants that we may offer will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;
•	the aggregate number of warrants offered;
•	the designation, number and terms of the common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;
•	the exercise price of the warrants;
•	the dates or periods during which the warrants are exercisable;
•	the designation and terms of any securities with which the warrants are issued;
•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;
•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;
•	any minimum or maximum amount of warrants that may be exercised at any one time;
•	any terms, procedures and limitations relating to the transferability, exchange, exercise, amendment or termination of the warrants; and
•	any adjustments to the terms of the warrants resulting from the occurrence of certain events or from the entry into or consummation by us of certain transactions.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock and/or warrants offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the Registration Statement the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units comprised of one or more shares of common stock or preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	the rights and obligations of the unit agent, if any;
•	any provisions of the governing unit agreement that differ from those described below; and
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock” and “Description of Warrants,” will apply to each warrant and to any common stock, preferred stock or warrants included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering of those securities, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate from time to time at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter into contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of such contracts.

Each series of securities will be a new issue of securities and will have no established trading market (other than our common stock). Any common stock sold pursuant to a prospectus supplement will be eligible for quotation on the OTC Bulletin Board or such other trading market as specified in a prospectus supplement. Any securities sold pursuant to a prospectus supplement, other than our common stock, may or may not be listed on a national securities exchange or approved for trading on any other trading market.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, legal matters related to the securities offered under this prospectus and any offerings made pursuant to this prospectus will be passed upon by Pepper Hamilton LLP. If legal matters in connection with any offerings made pursuant to this prospectus are passed upon by counsel other than Pepper Hamilton LLP, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Shares of Common Stock
Warrants to Purchase      Shares of Common Stock

PROSPECTUS SUPPLEMENT

      Sole Book-Running Manager
Aegis Capital Corp

                                          Co-Manager
Fordham Financial Management, Inc.

Co-Manager
Emerging Growth Equities, Ltd.

           , 2013